EXHIBIT 99.1

UTMD Reports Financial Performance for Third Calendar Quarter and Nine Months 2024

Contact: Brian Koopman (801) 566-1200October 29, 2024

Salt Lake City, Utah – Utah Medical Products, Inc. [Nasdaq: UTMD] reports third quarter (3Q) and first nine months (9M) of calendar year 2024 financial results that were weaker on the top line, but better on the bottom line, compared to its beginning of year projections.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

The following is a summary comparison of 3Q and 9M of calendar 2024 with 3Q and 9M 2023 income statement measures:

2024 to 2023 Comparison	3Q (July-September)	9M (January-September)
Revenues (Sales):	(20%)	(16%)
Gross Profit (GP):	(21%)	(18%)
Operating Income (OI):	(16%)	(17%)
Income Before Tax (EBT):	(13%)	(12%)
Net Income (NI):	( 9%)	(11%)
Earnings Per Share (EPS):	( 5%)	( 9%)

Because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

Worldwide (WW) consolidated sales in 3Q 2024 were $2,500 lower than in 3Q 2023, and were 6,146 lower in 9M 2024 compared to 9M 2023.  WW sales to UTMD’s previous major OEM customer, PendoTECH, were $1,704 lower in 3Q 2024 than in 3Q 2023, and were $4,483 lower in 9M 2024 compared to 9M 2023 accounting for 73% of the lower year-to-date sales.  WW Filshie Clip System (Filshie) sales, which were not projected to be lower, were $193 lower in 3Q 2024 than in 3Q 2023, and were $1,110 lower in 9M 2024 compared to 9M 2023 accounting for 18% of the year-to-date sales decline.  In other words, those two sales categories combined represented 76% of the lower revenues in 3Q 2024, and 91% of the lower revenues in 9M 2024.

Sales invoiced in foreign currencies, which did not include PendoTECH biopharmaceutical OEM sales, represented 35% of total WW consolidated 3Q 2024 sales (when expressed in USD) and 33% of 9M 2024 total WW consolidated sales. Constant currency sales, U.S. dollar sales using the same foreign currency exchange (FX) rates as in the prior year’s same periods, were $96 higher in 3Q 2024 as a result of a stronger EUR and GBP compared to 3Q 2023, and $113 higher for 9M 2024.

Profit margins in 3Q and 9M 2024 compared to 3Q and 9M 2023 follow:

	3Q 2024 (Jul – Sep)	3Q 2023 (Jul – Sep)	9M 2024 (Jan – Sep)	9M 2023 (Jan – Sep)
Gross Profit Margin (GP/ sales):	58.0%	58.8%	59.3%	60.5%
Operating Income Margin (OI/ sales):	33.4%	31.7%	33.6%	33.9%
EBT Margin (EBT/ sales):	41.8%	38.2%	41.5%	39.8%
Net Income Margin (NI/ sales):	35.6%	31.5%	34.6%	32.6%

EBT = Income Before Taxes = (Operating Income + Non-Operating Income)

In 3Q and 9M 2024, UTMD’s GP Margin (GPM) was hampered by planned higher manufacturing overhead costs with lower absorption as a result of lower sales. Despite additional cost-of-living adjustments for production workers and continued “sticky inflation” in raw material costs, UTMD’s GPMs in 2024 have not declined as much as projected at the beginning of the year due to reductions in headcount, including management, not planned at the beginning of the year.

Compared to the prior year, OI Margins in 2024 benefited from the fact that the amortization of the $21 million identifiable intangible asset (IIA) associated with UTMD’s 2019 purchase of CooperSurgical Inc’s (CSI’s) exclusive right to distribute the Filshie Clip System in the U.S. ended in October 2023.  In other words, there was $1,105 (8.8% of revenues) in 3Q 2023 operating expense and $3,316 (also 8.8% of revenues) in 9M 2023 operating expense that was zero in 2024.  On the other hand, UTMD’s OI Margin was diluted in 2024 by the fact that ongoing litigation expenses related to Filshie product liability claims were 4.26% of revenues in 3Q 2024 compared to 2.78% in 3Q 2023, and 5.71% of revenues in 9M 2024 compared to 2.74% in 9M 2023. EBT and Net Income margins were enhanced by higher net non-operating income despite a new 1% excise tax on share repurchases (included as an offsetting non-operating expense) that occurred only in 2024 as no UTMD shares were repurchased in 2023. Earnings Per Share (EPS) in 3Q 2024 were only 5% lower when revenues were 20% lower than in 3Q 2023, and in 9M 2024 EPS were only 9% lower when revenues were 16% lower than in 9M 2023. EPS in 2024 were helped by share repurchases and a lower income tax provision rate compared to the prior year. Additional income statement details are provided later in this report.

UTMD’s September 30, 2024 Balance Sheet continued to be about as strong as at the end of 2023 with a higher current ratio and lower total liabilities, despite lower sales and earnings, 9M 2024 cash payment of $3,222 in dividends to stockholders and use of $13,259 to repurchase shares. The 3Q 2024 ending share price declined $17.31 (20.6%) from the end of 2023.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 3Q 2024 compared to the end of calendar year 2023 and the end of 3Q 2023 follow:

	9-30-24	12-31-23	Change	9-30-23	Change
GBP	1.33958	1.27386	5.2%	1.22134	9.7%
EUR	1.11429	1.10593	0.8%	1.05841	5.3%
AUD	0.69312	0.68248	1.6%	0.64494	7.5%
CAD	0.73987	0.75733	(2.3%)	0.73873	0.2%

Revenues (sales) -3Q 2024

Total WW UTMD consolidated 3Q 2024 sales were $2,500 (20.0%) lower than in 3Q 2023. WW constant currency sales were $2,596 (20.8%) lower. U.S. domestic sales were 21.7% lower (obviously without any FX impact), and outside the U.S. (OUS) sales were 17.6% lower. Without the benefit of a weaker USD in converting foreign currency sales, 3Q 2024 OUS sales were 19.4% lower.

Domestic U.S. sales in 3Q 2024 were $5,687 compared to $7,265 in 3Q 2023.  Domestic sales are invoiced in USD and not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and acquisition history. Domestic direct other device sales, representing 66% of total domestic sales, were $345 (8.4%) lower in 3Q 2024 than in 3Q 2023. Domestic OEM sales, representing 16% of total domestic sales, were $1,111 (54.7%) lower, with $1,222 lower U.S. PendoTECH biopharmaceutical OEM sales. Direct Filshie device sales, representing 18% of total domestic sales, were $122 (10.7%) lower in 3Q 2024 compared to 3Q 2023.

OUS sales in 3Q 2024 were 17.6% lower at $4,318 compared to $5,240 in 3Q 2023. The decrease in USD-denominated OUS sales was mitigated as a result of a weaker USD relative to the EUR and GBP, which added $96 to OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies in constant currency terms. FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 3Q 2024 and 3Q 2023 for revenue purposes follow:

	3Q 2024	3Q 2023	Change
GBP	1.3009	1.2669	+ 2.7%
EUR	1.1091	1.0711	+ 3.5%
AUD	0.6687	0.6572	+ 1.8%
CAD	0.7339	0.7462	( 1.7%)

The weighted average favorable FX rate difference impact on 3Q 2024 foreign currency OUS sales was 2.9%, increasing reported USD sales by $96 relative to the same foreign currency sales in 3Q 2023.  In constant currency terms, foreign currency sales in 3Q 2024 were 7.3% higher than in 3Q 2023. The portion of OUS sales invoiced in foreign currencies in USD terms were 34.5% of total consolidated 3Q 2024 sales compared to 25.0% in 3Q 2023.

OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  Export sales from the U.S. to OUS distributors are invoiced in USD.  Direct to end-user foreign currency OUS 3Q 2024 sales in USD terms were 4.2% higher in Ireland, 10.8% lower in Canada, 6.2% lower in France, 20.3% lower in AUS/NZ and 0.6% higher in the UK than in 3Q 2023. Sales to OUS distributors excluding PendoTECH were 11.6% lower in 3Q 2024 than in 3Q 2023.

Sales -9M 2024

Total consolidated 9M 2024 UTMD WW consolidated sales were $6,146 (16.2%) lower than in 9M 2023. Constant currency 9M 2024 sales were helped $113 (+0.4%) due to a generally weaker USD year-to-date. U.S. domestic sales were 17.5% lower and OUS sales were 14.5% lower.

Domestic U.S. sales in 9M 2024 were $17,709 compared to $21,467 in 9M 2023.  Direct other device sales, representing 62% of total domestic sales, were $459 (4.0%) lower in 9M 2024 than in 9M 2023.  The lower direct other device sales year-to-date resulted from continued supply chain disruption. Domestic OEM sales, representing 21% of total domestic sales, were $2,815 (43.3%) lower. The PendoTECH biopharmaceutical portion of domestic OEM sales were $3,083 (61.7%) lower.  In other words, 9M 2024 non-PendoTECH OEM sales were $265 higher. Direct domestic Filshie device sales, representing 17% of total domestic sales, were $483 (13.5%) lower in 9M 2024 compared to 9M 2023.  UTMD’s beginning-of-year projections assumed that U.S. Filshie device sales would not be lower in 2024.

OUS sales in 9M 2024 were 14.5% lower at $14,036 compared to $16,424 in 9M 2023. The decrease in 9M 2024 USD-denominated OUS sales was mitigated as a result of a weaker USD relative to the GBP and EUR which added a net $113 to OUS sales (constant currency terms) after the offsetting negative impact of a weaker AUD and CAD.  FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 9M 2024 and 9M 2023 for revenue purposes follow:

	9M 2024	9M 2023	Change
GBP	1.2760	1.2434	+ 2.6%
EUR	1.0886	1.0790	+ 0.9%
AUD	0.6617	0.6708	( 1.4%)
CAD	0.7355	0.7432	( 1.0%)

The weighted-average favorable impact on 9M 2024 WW consolidated sales was 0.4%, increasing reported USD sales by $113 compared to using the same foreign currency exchange rates as in 9M 2023. In constant currency terms, OUS sales in 9M 2024 were 15.2% lower than in 9M 2023. The portion of OUS sales invoiced in foreign currencies in USD terms was 33.5% of total consolidated 9M 2024 sales compared to 28.8% in 9M 2023. Direct to end-user foreign currency OUS 9M 2024 sales in USD terms were 15.2% higher in Ireland, 10.0% lower in Canada, 16.8% lower in France, 5.7% higher in the UK and

18.1% lower in AUS/NZ. Sales to OUS distributors/OEM (excluding PendoTECH biopharmaceutical) customers were 8.5% lower in 9M 2024 than in 9M 2023.

Since shipments to OEM customers and OUS distributors typically have longer lead times, the current order backlog added to 9M 2024 sales results for those segments helps provide a fair estimate for 2024 sales as a whole, barring new raw material supply constraints. Management now expects that WW PendoTECH biopharmaceutical OEM sales will be $6 million lower in 2024 than in 2023, representing less than 7% of 2024 total consolidated sales compared to 17% in 2023. Along with the decline in Filshie Clip System sales, this suggests a total annual 2024 consolidated sales decline of 18% to 19% compared to 2023.

Gross Profit (GP)

GP results from subtracting the costs of manufacturing, quality assurance and receiving materials from suppliers from revenues. UTMD’s GP was $1,557 (21.2%) lower in 3Q 2024 than in 3Q 2023, and $4,120 (18.0%) lower in 9M 2024 than in 9M 2023. Despite the decline, this represented a better outcome than was projected at the beginning of the year. Given the Company’s strategy of vertical integration in a complex medical device industry, the relatively fixed manufacturing overhead costs of retaining critical management, engineering and quality assurance capabilities dominates the other more variable manufacturing costs of direct labor and materials. During 3Q and 9M 2024, UTMD was able to make some overhead adjustments that were not projected at the beginning of the year which allowed GP Margins to not be significantly lower than in 2023.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP.  OI in 3Q 2024 was $3,343 compared to $3,969 in 3Q 2023, a $626 (15.8%) decline; and was $10,664 in 9M 2024 compared to $12,833 in 9M 2023, a $2,169 (16.9%) decline.

OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses. The following table summarizes OE in 3Q and 9M 2024 compared to the same periods in 2023 by OE category:

OE Category	3Q 2024	% of sales	3Q 2023	% of sales	9M 2024	% of sales	9M 2023	% of sales
S&M:	$ 437	4.4	$ 417	3.3	$ 1,395	4.4	$ 1,209	3.2
G&A:	1,850	18.5	2,835	22.7	6,069	19.1	8,484	22.4
R&D:	172	1.7	138	1.1	692	2.2	414	1.1
Total OE:	2,459	24.6	3,390	27.1	8,156	25.7	10,107	26.7

The large G&A expense change which allowed UTMD’s OE ratio to be lower in 2024 were the noncash IIA amortization expenses of $1,105 in 3Q 2023 and $3,316 in 9M 2023 that did not recur in 2024 (i.e. the CSI IIA had been fully amortized in 4Q 2023).

Changes in foreign currency exchange (FX) rates did not have a significant impact on consolidated financial results in 2024. The FX rate changes are noted in the revenues sections above. A stronger EUR, GBP and AUD in 3Q 2024 helped increase OUS S&M expense by $2 and OUS G&A expense by $21, of which $13 was from the same GBP amortization of Femcare IIA in 3Q 2024 and 2023. A stronger EUR and GBP offset by a weaker AUD and CAD in 9M 2024, increased OUS S&M expenses by $2 and OUS G&A expenses by $51, of which $37 was from the same GBP amortization of Femcare IIA in both 9M 2024 and 9M 2023. There were no OUS R&D expenses.

S&M expenses in 3Q 2024 were up $20 mainly as a result of salary increases, but also some additional sales personnel resources in Australia.  S&M expenses in 9M 2024 were $186 higher as a result of a 2Q 2024 $100 medical expense in UTMD’s self-insured health care plan, $78 higher salaries and consulting fees, and $8 higher trade show costs.  UTMD did not reduce S&M personnel in 2024.

R&D expenses were higher in both periods primarily from qualification of UTMD’s own-branded biopharmaceutical manufacturing processes of high-pressure monitoring devices which it has not yet begun to market.

A division of G&A expenses by location follows. G&A expenses include non-cash expenses from the amortization of IIA associated with the Filshie Clip System, which is also separated out below:

G&A Exp Category	3Q 2024	% of sales	3Q 2023	% of sales	9M 2024	% of sales	9M 2023	% of sales
IIA Amort- UK:	$ 517	5.2	$ 504	4.0	$1,522	4.8	$1,484	3.9
IIA Amort– CSI:	-	-	1,105	8.8	-	-	3,316	8.8
Other– UK:	187		164		536		490
U.S. Litigation	413	4.1	310	2.5	1,802	5.7	1,000	2.6
Other– US:	582		609		1,740		1,760
IRE:	87		74		273		227
AUS:	32		38		98		107
CAN:	32		31		98		100
Total G&A:	1,850	18.5	2,835	22.7	6,069	19.1	8,484	22.4

Although the UK IIA amortization expense in GBP was the same as in the prior year’s same periods, the 3Q 2024 OI margin was diluted by 1.2 percentage points, and the 9M 2024 OI margin was diluted by 0.9 percentage points, due to lower sales and the GBP FX rate difference. But total non-cash IIA amortization expense was just 5% of revenues in both 3Q and 9M 2024 compared to 13% of revenues in both 3Q 2023 and 9M 2023 due to the completion of CSI IIA amortization expense in 2023.  Litigation expenses for Filshie product claims in the U.S. were higher and sales were lower in both 3Q 2024 and 9M 2024 relative to the same periods in 2023, which resulted in diluting UTMD’s OI Margins by 1.6 percentage points in 3Q 2024 and by 3.1 percentage points in 9M 2024.

OUS G&A expenses in USD terms were $857 ($836 in constant currency) in 3Q 2024 compared to $818 in 3Q 2023. UK IIA amortization expense accounted for $13 of the total $21 increase due to FX rate changes.  OUS G&A expenses were $2,540 ($2,489 in constant currency) in 9M 2024 compared to $2,416 in 9M 2023.  UK IIA amortization expense accounted for $37 of the total $51 increase due to FX rate changes. In 3Q 2024 compared to 3Q 2023, the $23 higher Other-UK (non-litigation or IIA amortization expenses) G&A expenses were essentially due to period-to-period FX rate changes converting GBP expenses to USD, as well as FX transaction losses from the timing of actual collection to when shipments were invoiced.  In 9M 2024 compared to 9M 2023, the $46 higher Other-UK (non-litigation or IIA amortization expenses) G&A expenses were essentially due to the same FX rate issues, and, in addition, to higher salaries and property taxes.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 3Q 2024 EBT was $4,179 (41.8% of sales) compared to $4,781 (38.2% of sales) in 3Q 2023. Consolidated 9M 2024 EBT was $13,188 (41.5% of sales) compared to $15,072 (39.8% of sales) in 9M 2023. The smaller decline relative to OI was due to higher net NOI in both periods.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 3Q 2024 was $836 compared to $811 NOI in 3Q 2023. Net NOI in 9M 2024 was $2,524 compared to $2,239 NOI in 9M 2023. UTMD realized a $3 remeasured currency balance gain in 9M 2024 compared to a $7 remeasured currency balance loss in 9M 2023. In 9M 2024, despite $16,481 use of cash for dividends and share repurchases, UTMD received $583 more in WW interest income. However, a new excise tax in the U.S. imposed on share repurchases reduced NOI in 9M 2024 by $133. There were no share repurchases in 9M 2023. Also, NOI generated in Ireland from renting unused warehouse space to a third party was about $170 less in 9M 2024 compared to 9M 2023.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense,

3Q 2024 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) was $4,958 compared to $6,604 in 3Q 2023.

Adjusted consolidated EBITDA was $15,447 in 9M 2024 compared to $20,520 in 9M 2023. Adjusted consolidated EBITDA for the previous four calendar quarters (TTM) was $21,562 as of September 30, 2024. At this point, adjusted consolidated EBITDA for 2024 calendar year as a whole is expected to be in the range of $19 to $20 million.

UTMD’s adjusted consolidated EBITDA as a percentage of sales was 49.6% in 3Q 2024 compared to 52.8% in 3Q 2023.  UTMD’s adjusted consolidated EBITDA as a percentage of sales was 48.7% in 9M 2024 compared to 54.2% in 9M 2023.

Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance during a difficult transition period of time.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	3Q 2024	3Q 2023	9M 2024	9M 2023
EBT	$4,179	$4,781	$13,188	$15,072
Depreciation Expense	203	155	530	465
Femcare IIA Amortization Expense	517	503	1,522	1,484
CSI IIA Amortization Expense	-	1,105	-	3,316
Other Non-Cash Amortization Expense	8	8	26	24
Stock Option Compensation Expense	53	53	184	152
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	(2)	(1)	(3)	7
UTMD non-US GAAP EBITDA:	$4,958	$6,604	$15,447	$20,520

Net Income (NI)

NI in 3Q 2024 of $3,563 (35.6% of sales) was 9.4% lower than NI of $3,935 (31.5% of sales) in 3Q 2023. NI in 9M 2024 of $10,972 (34.6% of sales) was 11.1% lower than NI of $12,349 (32.6% of sales) in 9M 2023.

The average consolidated income tax provisions (as a % of the same period EBT) in 3Q 2024 and 3Q 2023 were 14.7% and 17.7% respectively, and were 16.8% and 18.1% in 9M 2024 and 9M 2023 respectively. The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. In addition, a portion of UTMD’s NOI generated from interest on high grade tax-exempt municipal bonds helped reduce the overall income tax provision rate in both periods. UTMD has consistently paid millions of dollars in income taxes annually. The basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS).

Diluted EPS in 3Q 2024 were $1.025 compared to $1.081 in 3Q 2023, a 5.2% decrease. Diluted EPS in 9M 2024 were $3.098 compared to diluted EPS of $3.394 in 9M 2023, an 8.7% decrease. Diluted shares were 3,477,797 in 3Q 2024 compared to 3,638,723 in 3Q 2023. The lower diluted shares in 3Q 2024 were the result of share repurchases.

The number of shares used for calculating 3Q 2024 EPS was higher than September 30, 2024 actual outstanding shares because of a time-weighted calculation of average outstanding shares. There was no dilution from unexercised employee and director options. Outstanding shares at the end of 3Q 2024 were 3,440,525 compared to 3,629,525 at the end of calendar year 2023. The difference was due to 7,592 shares in employee option exercises during 1H 2024 minus 196,592 shares repurchased in 9M 2024.  There were no option exercises in 3Q 2024. For further comparison, actual outstanding shares one year ago at the end of 3Q 2023 were also 3,629,525. The total number of outstanding unexercised employee and outside director options at September 30, 2024 was 73,497 at an average exercise price of $77.01, including shares awarded but not yet vested.  This compares to 65,301 unexercised option shares at the end of 3Q 2023 at an average exercise price of $73.83/ share, including shares awarded but not vested.

Because the average exercise price of employee options was higher than the ending market price of the stock in 3Q 2024, the number of dilution shares added as a dilution factor for both 3Q 2024 and 9M 2024 was zero. The number of shares added as a dilution factor for 3Q 2023 was 9,309. The number of shares added as a dilution factor for 9M 2023 was 9,918.

No employee or director options have been awarded in 2024. Non-qualified option awards totaling 19,000 shares were made to 48 employees in October 2023 at an exercise price of $77.07. UTMD paid $1,052 ($0.300/share) in dividends to stockholders in 3Q 2024 compared to $1,071 ($0.295/ share) paid in 3Q 2023. Dividends paid to stockholders during 3Q 2024 were 30% of 3Q 2024 NI. UTMD paid $3,222 ($0.300/share) in dividends to stockholders in 9M 2024 compared to $3,211 ($0.295/ share) paid in 9M 2023. Dividends paid to stockholders during 9M 2024 were 29% of 9M 2024 NI. In 3Q 2024, UTMD repurchased 58,377 of its shares for $3,866, at an average cost of $66.22/ share. Total shares repurchased in 9M 2024 were 196,592 for $13,259, at an average cost of $67.45/ share. The shares repurchased in 9M 2024 represented about 5.4% of shares outstanding at the end of 2023. No UTMD shares were purchased in the open market in 2023. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders.

UTMD’s closing share price at the end of 3Q 2024 was $66.91, slightly up from the closing price of $66.81 three months earlier at the end of 2Q 2024, but 20.6% lower from the closing price of $84.22 nine months earlier at the end of 2023.

Balance Sheet.

At September 30, 2024, UTMD’s cash and investments decreased $4,416 to $88,452 from $92,868 at the end of 2023.  The decline resulted from UTMD using $13,259 of its cash to repurchase 196,592 shares (about 5.4%) in the open market, in addition to paying $3,222 in dividends to stockholders. The $12,065 greater cash use than the decrease in the ending balance cash was provided by UTMD’s excellent operating 9M 2024 EBITDA of $15,447. At September 30, 2024, Net Intangible Assets decreased to 13.6% of total consolidated assets from 13.8% on December 31, 2023.

Financial ratios as of September 30, 2024 which may be of interest to stockholders follow:

1)Current Ratio = 29.6

2)Days in Trade Receivables (based on 3Q 2024 sales activity) = 33.5

3)Average Inventory Turns (based on 3Q 2024 average inventory and CGS) = 1.9

4)2024 YTD ROE (before dividends) = 12%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax law changes, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.  UTMD’s 3Q 2024 SEC Form 10-Q will be filed on or before November 14, 2024, and can be accessed on www.utahmed.com.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (three months ended September 30)

(in thousands except earnings per share):

	3Q 2024	3Q 2023	Percent Change
Net Sales	$ 10,005	$12,505	(20.0%)
Gross Profit	5,802	7,359	(21.2%)
Operating Income	3,343	3,969	(15.8%)
Income Before Tax	4,179	4,781	(12.6%)
Net Income (US GAAP)	3,564	3,935	( 9.4%)
Earnings Per Share (US GAAP)	$ 1.025	$ 1.081	( 5.2%)
Shares Outstanding (diluted)	3,478	3,639

INCOME STATEMENT, First Nine Months (nine months ended September 30)

(in thousands except earnings per share):

	9M 2024	9M 2023	Percent Change
Net Sales	$ 31,745	$ 37,891	(16.2%)
Gross Profit	18,820	22,940	(18.0%)
Operating Income	10,664	12,833	(16.9%)
Income Before Tax	13,189	15,072	(12.5%)
Net Income (US GAAP)	10,972	12,349	(11.1%)
EPS (US GAAP)	$ 3.098	$ 3.394	( 8.7%)
Shares Outstanding (diluted)	3,542	3,638

BALANCE SHEET

(in thousands)	(unaudited) SEP 30, 2024	(unaudited) JUN 30, 2024	(audited) DEC 31, 2023	(unaudited) SEP 30, 2023
Assets
Cash & Investments	$88,452	$89,219	$92,868	$88,209
Accounts & Other Receivables, Net	3,720	3,668	3,391	3,487
Inventories	9,107	9,058	9,582	9,709
Other Current Assets	377	377	428	442
Total Current Assets	101,656	102,322	106,269	101,847
Property & Equipment, Net	10,419	10,194	10,552	10,347
Intangible Assets, Net	17,619	17,516	18,637	19,049
Total Assets	$129,694	$130,032	$135,458	$131,243
Liabilities & Stockholders’ Equity
Accounts Payable	$ 999	$ 834	$ 769	$ 511
REPAT Tax Payable	558	558	558	419
Other Accrued Liabilities	1,878	2,547	3,383	3,247
Total Current Liabilities	$3,435	$3,939	$4,710	$4,177
Deferred Tax Liability – Intangible Assets	779	860	1,120	1,196
Long Term Lease Liability	299	275	295	305
Long Term REPAT Tax Payable	698	698	698	1,256
Deferred Revenue and Income Taxes	286	208	322	607
Stockholders’ Equity	124,197	124,052	128,313	123,702
Total Liabilities & Stockholders’ Equity	$129,694	$130,032	$135,458	$131,243